UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2014, James A. Sullivan, Vice President of Business Development for Koppers Inc. (“Koppers”), accepted the position of Senior Vice President, Global Carbon Materials & Chemicals, Koppers, effective immediately.

Prior to joining Koppers in June 2013, Mr. Sullivan, age 50, was Senior Vice President, Americas of Calgon Carbon Corporation (“Calgon Carbon”), a provider of services, products and solutions for purifying water and air, since March 2012. In that position, Mr. Sullivan had responsibility for all manufacturing facilities in the U.S., as well as all marketing and sales of all products and services in North and South America. In addition, he oversaw Calgon Carbon’s research and development activities and had global responsibility for Calgon Carbon’s ultraviolet (UV) light business unit and Hyde Marine, Inc., a subsidiary of Calgon Carbon. During January and February 2012, he was Vice President, Americas of Calgon Carbon and from March 2010 to January 2012, he was the Vice President of Operations of Calgon Carbon. Mr. Sullivan was Vice President, UV and Corporate Business Development of Calgon Carbon from July 2008 to March 2010.

Mr. Sullivan’s compensation includes the following:

•	Annual base salary of $246,000.

•	Participation in the corporate management incentive pool (also called the “Corporate Koppers Value Added Plan”), subject to such terms and conditions as the Board of Directors shall determine from time to time, with an annual incentive target of 25% of annual base salary.

•	Participation in the Company’s Amended and Restated 2005 Long Term Incentive Plan (the “LTIP”), subject to the terms and conditions of the LTIP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2014

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Leroy M. Ball
Vice President and Chief Financial Officer